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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[X]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

Canadian Imperial Bank of Commerce ("CIBC")
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

Commerce Court West, 199 Bay Street
--------------------------------------------------------------------------------
                                    (Street)

Toronto, Ontario, Canada M5L 1A2
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

Lifecell Corporation ("LIFC")
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

Not applicable.
--------------------------------------------------------------------------------
4.   Statement for Month/Year

February/2000 and March/2000
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                          5.             6.
                                                          4.                              Amount of      Owner-
                                                          Securities Acquired (A) or      Securities     ship
                                                          Disposed of (D)                 Beneficially   Form:     7.
                                                          (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                               2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                             Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security              Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/25/00         C4             30,400        A    $3.0865          99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/22/00         S4             16,300        D    $10.0322-10.8446 99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/25/00         C4             30,400        A    $3.0865          99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/25/00         S4             30,400        D    $9.4691-9.5947   99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/28/00         C4             89,300        A    $3.0865          99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/28/00         S4             89,300        D    $9.9697-10.4697  99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/29/00         C4             100,000       A    $3.0865          99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/29/00         S4             100,000       D    $10.3443-11.7196 99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/1/00          C4             22,350        A    $3.0865          99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/1/00          S4             22,350        D    $12.3446-12.4696 99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*  If the form is filed by more than one Reporting Person, see Instruction
   4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
                                                                 SEC 2270 (3-99)

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                          5.             6.
                                                          4.                              Amount of      Owner-
                                                          Securities Acquired (A) or      Securities     ship
                                                          Disposed of (D)                 Beneficially   Form:     7.
                                                          (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                               2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                             Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security              Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value 3/2/00          C4             42,155        A    $3.0865          99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/2/00          S4             42,155        D    $11.2196-11.8439 99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/3/00          C4             11,150        A    $3.0865          99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/3/00          S4             11,150        D    $10.9663-11.0942 99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/6/00          C4             12,900        A    $3.0865          99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/6/00          S4             12,900        D    $10.6978-10.9690 99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/9/00          C4             7,921         A    $3.0865          99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/9/00          S4             7.921         D    $10.3443-11.7196 99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/10/00         C4             18,890        A    $3.0865          99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/10/00         S4             18,890        D    $10.4697-10.5943 99       I       Held by subsidiary
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*  If the form is filed by more than one Reporting Person, see Instruction
   4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)
                                                                 SEC 2270 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
CSP Warrants**     $4.13    11/18/96   P3        A           Immed. 11/26/01 Common Stock 1,011,611       1,011,611 I*  Held by Sub.
------------------------------------------------------------------------------------------------------------------------------------
Series B Conv Pfd           11/18/96   P3        A           Immed.   None.  Common Stock    44,800          37,764 I*  Held by Sub.
$.001 par value
------------------------------------------------------------------------------------------------------------------------------------
                  $3.0865   2/22/00    C4       505          Immed.   None   Common Stock    16,300          37,764 I*  Held by Sub.
------------------------------------------------------------------------------------------------------------------------------------
                  $3.0865   2/25/00    C4       942          Immed.   None   Common Stock    30,400          37,764 I*  Held by Sub.
------------------------------------------------------------------------------------------------------------------------------------
                  $3.0865   2/28/00    C4      2,768         Immed.   None   Common Stock    89,300          37,764 I*  Held by Sub.
------------------------------------------------------------------------------------------------------------------------------------
                  $3.0865   2/29/00    C4      3,100         Immed.   None   Common Stock   100,000          37,764 I*  Held by Sub.
------------------------------------------------------------------------------------------------------------------------------------
                  $3.0865   3/1/00     C4      1,003         Immed.   None   Common Stock    32,350          37,764 I*  Held by Sub.
------------------------------------------------------------------------------------------------------------------------------------
                  $3.0865   3/2/00     C4      1,308         Immed.   None   Common Stock    42,205          37,764 I*  Held by Sub.
------------------------------------------------------------------------------------------------------------------------------------
                  $3.0865   3/3/00     C4       346          Immed.   None   Common Stock    11,150          37,764 I*  Held by Sub.
------------------------------------------------------------------------------------------------------------------------------------
                  $3.0865   3/6/00     C4       400          Immed.   None   Common Stock    12,900          37,764 I*  Held by Sub.
------------------------------------------------------------------------------------------------------------------------------------
                  $3.0865   3/9/00     C4       246          Immed.   None   Common Stock     7,921          37,764 I*  Held by Sub.
------------------------------------------------------------------------------------------------------------------------------------
                  $3.0865   3/10/00    C4       586          Immed.   None   Common Stock    18,890          37,764 I*  Held by Sub.
------------------------------------------------------------------------------------------------------------------------------------
                   $0***  6/30-9/30/00 A4      1,166         Immed.   None   Common Stock    37,613          37,764 I*  Held by Sub.
------------------------------------------------------------------------------------------------------------------------------------
CSP Warrants**     $4.13    11/18/96   A3                    Immed. 11/26/01 Common Stock 1,011,611       1,011,611 I*  Held by Sub.
====================================================================================================================================

Explanation of Responses:

* The reporting person is the owner of CIBC WMV Inc. that beneficially owns the reported securities.

** "CSP Warrants" are Common Stock Purchase Warrants, $.0001 par value held by CIBC WMV Inc.

**** CIBC WMV Inc. received 1,166 shares of Series B Convertible Preferred Stock as dividends in kind, 610 shares on 6/30/00 and 556 shares on 9/30/00.


/s/ Patricia A. Bourden                                     February 14, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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